Annual CEO Certification

(Section 303A.12(a))

As the Chief Executive Officer of Commercial Net Lease Realty, Inc., and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof, I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Section 303A Annual Written Affirmation.

By:    /s/ Craig Macnab

Print Name:    Craig Macnab

Title:    Chief Executive Officer and President

Date:    June 6, 2005